Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Wejo Group Limited (f/k/a Virtuoso Acquisition Corp.) on Form S-1 of our report dated January 11, 2021, except for the first paragraph of Note 8 as to which the date is January 25, 2021, which includes an explanatory paragraph as to Virtuoso Acquisition Corp.’s (now known as Wejo Group Limited) ability to continue as a going concern, with respect to our audit of the financial statements of Virtuoso Acquisition Corp.’s (now known as Wejo Group Limited) as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 17, 2021